Exhibit 10.17

SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (this Amendment) is entered into as of May 11, 2007 (the Date of this Amendment), between EPSILON DATA MANAGEMENT, LLC, a Delaware limited liability company (formerly known as Epsilon Data Management, Inc., a Delaware corporation) (Tenant), and KDC REGENT I INVESTMENTS, LP, a Texas limited partnership (Landlord).

BACKGROUND:

A. Tenant and Landlord entered into that certain Lease Agreement dated May 31, 2005 (the Original Lease), covering a certain parcel of real property located in Irving, Dallas County’, Texas, as more particularly described in the Original Lease. Per the Original Lease, Landlord agreed to lease to Tenant a building containing approximately 75,132 total rentable square feet.

B. The Original Lease was amended by that certain Amendment to Lease Agreement dated as of May 4, 2006, between Landlord and Tenant (the First Amendment, and, together with the Original Lease, the Lease).

C. On or about December 30, 2005, Tenant restructured from a Delaware corporation into a Delaware limited liability company.

D. Tenant desires that Landlord expand the Premises to include an additional building containing approximately 75,100 rentable square feet similar to the existing building and desires to occupy both the existing building and the new building.

E. Landlord and Tenant desire to amend the terms of the Lease to evidence the expansion of. the Premises to include a second building and Tenant’s occupation of the entire second building, pursuant to the terms set forth in this Amendment.

AGREEMENTS:

Landlord and Tenant agree as follows:

1. Defined Terms. All capitalized terms used but not defined in this Amendment have the meaning set forth in the Lease. The following capitalized terms are given the meanings set forth below, and to the extent such defined’ terms were defined in the Lease, such terms are hereby amended for all purposes:

(a) Additional Land is given the meaning set forth in Section 5 of this Amendment.

(b) Building means Building I and Building II. Upon Building II Substantial Completion (defined below) by Landlord under the terms of this Amendment, all references to “Building” in the Lease will mean both Building l and Building II.

(c) Building I means the existing building located on the land containing approximately 75,132 rentable square feet built by Landlord and as shown on Exhibit L of this Amendment as the “Existing Building”.

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(d) Building II means the building to be constructed by Landlord and added to the Premises and as shown on Exhibit L of this Amendment as the “Expansion” and containing approximately 75,100 rentable square feet (+/- 2%), which will include an additional [402] surface parking spaces to the Initial Premises (for a total of [749] surface parking spaces for the Premises).

(e) Building II Landlord Improvements means the shell and core of Building II, to be completed by Landlord consistent with the Building II Outline Specifications.

(f) Building II Outline Specifications means those outline specifications for Building II attached hereto as Exhibit M.

(g) Building II Premises means the Additional Land, Building II, the Building II Landlord Improvements and the Building II Tenant Improvements.

(h) Building II Tenant Improvements means all interior improvements, special lighting, interior demising walls, floor and wall coverings, furniture systems, security systems, telephone and data cabling, excess HVAC for computer rooms, equipment, etc. desired by Tenant for Building II.

(i) Guarantor means Alliance Data Systems Corporation, a Delaware corporation.

(j) Initial Premises means the Premises as defined in the Lease prior to the date of this Amendment.

(k) Premises means the Initial Premises and the Building II Premises.

2. Building II.

(a) Landlord will construct the Building II Landlord Improvements in accordance with the Building II Outline Specifications and the plans, specifications and design drawings for Building I with minor adjustments related solely to differences in the condition of the site unique to each site (the Final Design Drawings).

(b) Landlord shall furnish, at Landlord’s sole cost and expense, all of the materials, labor, and equipment necessary for the design and construction of the Building II Landlord Improvements in accordance with the Final Design Drawings. Landlord shall construct the Building II Landlord Improvements in a good and workmanlike manner, and in accordance with all Legal Requirements.

(c) Tenant shall retain space planners, architects, and engineers reasonably approved by Landlord to design all Building II Tenant Improvements (including, without limitation, space planning, and preparation of the Final Building II Tenant Improvements Plans and Specifications in the manner set forth below). On or before 90 days after the Date of this Amendment, Tenant shall cause proposed Building II Tenant Improvements Design Development Plans (herein so called) for the Building II Tenant Improvements to be prepared and delivered to Landlord. Within 10 days after receipt of the proposed Building II Tenant Improvements Design Development Plans, Landlord will approve or reject the proposed Building II Tenant

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Improvements Design Development Plans. If Landlord rejects the proposed plans, Landlord must specify in sufficient detail the reason(s) for its rejection. Tenant will revise the proposed Building II Tenant Improvements Design Development Plans based on Landlord’s comments and resubmit the plans for Landlord’s approval. Upon Landlord’s approval, the proposed Building II Tenant Improvements Design Development Plans will constitute the Building 11 Tenant Improvements Design Development Plans (herein so called). Within 90 days after Landlord’s approval of the Building II Tenant Improvements Design Development Plans, Tenant shall cause proposed Final Building II Tenant Improvements Plans and Specifications to be prepared in accordance with the Building II Tenant Improvements Design Development Plans. Within 10 days after receipt of the proposed Final Building II Tenant Improvements Plans and Specifications, Landlord will approve or reject the proposed Final Building II Tenant Improvements Plans and Specifications. If Landlord rejects the proposed Final Building II Tenant Improvements Plans and Specifications, Landlord must specify in sufficient detail the reason(s) for Landlord’s rejection. Tenant will revise the proposed Final Building II Tenant Improvements Plans and Specifications and resubmit the plans for Landlord’s approval. If Landlord has not notified Tenant of Landlord’s disapproval within the 10 day period, Landlord will be deemed to have approved the proposed Final Building II Tenant Improvements Plans .and Specifications. Upon Landlord’s actual or deemed approval, the proposed Final Building II Tenant Improvements Plans and Specifications will constitute the Final Building II Tenant Improvements Plans and Specifications (herein so called). Landlord’s approvals under this Section 2(c) of this Amendment may not be unreasonably withheld, conditioned, or delayed, except that any portions of the Building II Tenant Improvements that require structural attachment(s) to Building II or attachment(s) to any Building II MEP system are subject to approval by Landlord in its sole discretion.

(d) Landlord appoints James Williams as its representative to work with Tenant in the preparation and approval of the Final Building II Tenant Improvements Plans and Specifications. Tenant appoints Laura Marshall as its representative to review the proposed Building II Tenant Improvements Design Development Plans, the proposed Final Building II Tenant Improvements Plans and Specifications, and the Final Building II Tenant Improvements Plans and Specifications so as not to delay unreasonably the completion of the Building II Tenant Improvements. Both Landlord and Tenant may replace its representative(s) with other representative(s) at their discretion; and Landlord and Tenant shall advise the other party of such substitution.

(e) Landlord will provide Tenant with those allowances as specified in Exhibit N of this Amendment (collectively, the Building II Tenant Allowances).

(f) Landlord will commence construction of the Building II Landlord Improvements as soon as practicable after the date of this Lease but no later than 30 days after the Date of this Amendment. The commencement of site grading or site excavation will constitute the commencement of construction for purposes of the foregoing requirement. Landlord will diligently proceed with the construction of the Building II Landlord Improvements and will use commercially reasonable efforts to (i) “complete the Building II Landlord- Improvements in substantial accordance with the Final Design Drawings (except for such’ seasonal landscaping items, which are to be completed at a later date) (Building II Substantial Completion) and (ii) deliver possession of same to the Tenant by no later than 255 days after the Date of this

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Amendment (the Building II Delivery Date), subject to Excused Delays. Notwithstanding anything in this Lease to the contrary, a certificate from Landlord’s architect that the Building II Landlord Improvements have been completed in substantial accordance with the Final Design Drawings shall confirm that Building II Substantial Completion Landlord Improvements has occurred, absent manifest error (the Certificate of Substantial Completion).

(g) Landlord will coordinate with Tenant so that Tenant and its contractor for the Building II Tenant Improvements can accompany Landlord and its architect when they inspect the Building II in connection with the delivery of the Certificate of Substantial Completion. Landlord will complete all punch list items for the Building II Landlord Improvements within two weeks after Tenant delivers the punch list to Landlord; but if Tenant prevents Landlord from completing any punch list item within such period of time, Landlord’s time for completing the item will be extended one day for each day of Tenant Delay.

(h) Except as hereinafter provided, if delays in the commencement or completion of the construction of the Building II Landlord Improvements occur by reason of Excused Delays, the dates established above for the commencement of construction, Building II Substantial Completion and delivery of possession will be postponed by the aggregate duration of the Excused Delays; provided, however that Excused Delays, other than days of Tenant Delay, shall not postpone the Building II Delivery Date beyond 376 days after the Date of this Amendment.

(i) Upon request by Tenant after the Building II Landlord Improvements are dried in, Landlord; in its sole discretion, may allow Tenant and Tenant’s employees and contractors to enter the Building II Landlord Improvements for the purpose of installing the Building II Tenant Improvements in accordance with the Final Building II Tenant Improvements Plans and Specifications and all Legal Requirements. Tenant shall, ensure that its employees and contractors do not interfere with Landlord’s completion of the construction of the Building II Landlord Improvements. Tenant shall indemnify, defend, and hold Landlord harmless from and against any damage or delay caused by Tenant’s early entry. Entry by Tenant’s employees and contractors for this limited purpose will not constitute Tenant’s acceptance of the Building II Landlord Improvements or give rise to any obligation to pay Base Rent applicable to the Building.

(j) Landlord shall incorporate only new materials and equipment into the construction of the Building II Landlord Improvements. Landlord warrants the Building II Landlord Improvements including, without limitation, the foundations, slab, structural frame, roof deck, and exterior walls of Building II against defective design, workmanship, and materials, latent or otherwise, for a period of one year from the date of Building II Substantial Completion (the Building II Warranty Period). Landlord shall repair or replace at its sole cost and expense any defective item of Building II Landlord Improvements occasioned by defective design, workmanship, or materials that Tenant discovers during the Building II Warranty Period. Upon the expiration of the Building II Warranty Period, Landlord shall cause the material and labor warranties for the general contractor, the roof on the Building II, the window glazing and the mechanical, including HVAC, electric and plumbing systems to be assigned to Tenant with no reduction in the unelapsed warranty periods or other benefits thereunder; in addition, Landlord shall deliver to Tenant all other continuing assignable guaranties

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and warranties received by Landlord in connection with the construction of the Building II Landlord Improvements and shall assign to Tenant Landlord’s interest in those guaranties and warranties by means of a duly executed and acknowledged assignment in form and substance reasonably satisfactory to Landlord and Tenant. Notwithstanding the foregoing, Landlord has no obligation to assign any warranty or guaranty to Tenant if Landlord is obligated to maintain an item covered by the warranty or guaranty pursuant to Section 8 of the Lease. From and after the expiration of the Building 11 Warranty Period, Landlord shall cooperate with Tenant in Tenant’s enforcement, at Tenant’s sole cost and expense, of any express warranties or guaranties of workmanship or materials for the Building II Landlord Improvements given by subcontractors, architects, draftsmen, or materialmen that guarantee .or warrant against defective design, workmanship, or materials for a period of time in excess of the Building II Warranty Period. The obligations Landlord undertakes under the terms of this subsection are in addition to the maintenance and repair obligations that Landlord undertakes under other terms of this Lease.

(k) Landlord shall complete construction and equipping of the Building II Landlord Improvements free of mechanic’s liens or other liens, and shall defend, indemnify and hold Tenant harmless from and against all claims, actions, losses, costs, damages, expenses, liabilities and obligations, including, without limitation, ‘ reasonable legal fees, resulting from (A) the assertion or filing of any claim for amounts alleged to be due to the claimant for labor, services, materials, supplies, machinery, fixtures or equipment furnished in connection with the construction of the Building II Landlord Improvements, (B) the foreclosure of any mechanic’s or materialmen’s lien that allegedly secures the amounts allegedly owed to the claimant, or (C) any other legal proceedings initiated in connection with that claim.

(l) Landlord shall afford Tenant and its contractors reasonable access to ‘the Building II Landlord improvements during construction for the purposes of inspecting the Building II Landlord Improvements.

(m) Throughout the period between the date on which Landlord commences construction of the Building II Landlord improvements and the date of Building II Substantial Completion, Landlord shall maintain in force with respect to the Building II Landlord Improvements, a policy of multiple peril (all-risk) builder’s risk insurance on a completed value basis in an amount equal to the full replacement cost of the Building II Landlord Improvements. That policy must name Tenant as an additional insured, as Its interests may appear, and must provide that coverage will continue for Tenant’s benefit notwithstanding’ any act or omission on Landlord’s part. The certificate of insurance evidencing that policy must provide that no cancellation, surrender or material change will become effective unless Tenant receives written notice at least 30 days in advance of the time at which that cancellation, surrender or material change becomes effective.

(n) Tenant shall furnish, at Tenant’s sole cost and expense (but subject to payment by Landlord of the Building II Tenant Allowances), all of the materials, labor, ‘and equipment necessary for the design and construction of the Building II Tenant Improvements in accordance with the Final Building II Tenant Improvements Plans and Specifications. Tenant shall construct the Building II Tenant Improvements with all due diligence in a good and workmanlike manner and in accordance with all applicable Legal Requirements and the Final Building II Tenant Improvements Plans and

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Specifications. Tenant shall incorporate only new materials and equipment into the construction of the Building II Tenant Improvements. Unless otherwise approved in writing by Landlord, such approval not to be unreasonably withheld, Tenant may only use the general contractors and major subcontractors identified as specified in Exhibit J of the Lease in constructing the Building II Tenant Improvements.

(o) Tenant shall diligently complete construction and equipping of the Building II Tenant Improvements free of mechanic’s liens or other liens, and shall defend, indemnify and hold Landlord harmless from and against all claims, actions, losses, costs, damages, expenses, liabilities and obligations, including, without limitation, reasonable legal fees, resulting from (A) the assertion or filing of any claim for amounts alleged to be due to the claimant for labor, services, materials, supplies, machinery, fixtures or equipment furnished in connection with the construction of the Building II Tenant Improvements, (B). the foreclosure of any mechanic’s or materialmen’s lien that allegedly secures the amounts allegedly owed to the claimant, or (C) any other legal proceedings initiated in connection with that claim.

(p) Tenant shall afford Landlord and its contractors reasonable access to the Building II Tenant Improvements during construction for the purposes of inspecting the Building II Tenant Improvements.

(q) Tenant shall promptly provide Landlord with as-built drawings of the Building II Tenant Improvements upon completion of construction thereof. Landlord shall provide Tenant with as-built drawings of the Building II Landlord Improvements as well as all instructions and operator’s manuals pertaining to any equipment installed by Landlord within the Building II within 90 days after the date of Building II Substantial Completion.

(r) Prior to the Building II Rent Commencement Date (defined below), Landlord shall provide Tenant with a certificate from Landlord’s architect showing the ‘Building Square Footage of the Building II measured in accordance with the method of measuring rentable area in a single tenant building as specified in the Standard Method for Measuring Floor Area in Office Buildings published by the BOMA in ANSI Z65.1-1996 (the Building II Square Footage Certificate).

(s) Within 15 days after Building II Substantial Completion occurs, the parties will execute an Acknowledgment Letter substantially in the form of Exhibit E of the Lease (the Building II Acknowledgment Letter).

3. Commencement of Rent for Building II.

(a) Tenant must begin paying Base Rent related to Building II beginning 152 days after Building II Substantial Completion (such date being the Building II Rent Commencement Date). The Term for the Building II shall end conterminously with the Term of the Lease for the Initial Premises and all other terms and provisions of the Lease will remain the same with respect to Building I and Building II.

(b) If the date of Building II Substantial Completion does not occur by the Building II Delivery Date, solely by reason of Tenant Delays, then the Building I! Rent Commencement Date as. set forth in Section 3(a) of this Amendment will be accelerated one day for each day of Tenant Delay.

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4. Base Rent and Additional Rent.

(a) Section 4(a) of the Lease is amended by the following: The Base Rent related to the Building I (the Building I Base Rent) is as follows:

Lease Term	Annual Rent	Monthly Rent	Building I Base Rent Rate
As of the date of this Amendment through 6/30/10:	$1,207,500.00	$100,625.00	$16.10 psf
7/1/10 through 6/30/14:	$1,268,250.00	$105,687.50	$16.91 psf
7/1/14 through 06/30/18:	$1,332,750.00	$111,062.50	$17.77 psf

(b) The Base Rent related to the Building II (the Building II Base Rent) will be as follows:

Lease Term	Annual Rent		Monthly Rent	Building II Base Rent Rate
Years 1 through 4		$1,157,291.04	$96,440.92	$15.41 psf
Years 5 through 8	.$	1,227,885.00	$102,323.75	$16.35 psf
Years 9 through 06/30/18		$1,302,984.96	$108,582.08	$17.35 psf

The above Building II Base Rent is based on a Building Square Footage of 75,100 and the final Building II Base Rent will be based on the Building Square Footage as determined by the Building Square Footage Certificate with the Building II Base Rent being verified in the Building II Acknowledgment Letter. The Building II Acknowledgement Letter will also set forth the specific Base Rent increase dates. All references to “Base Rent” refers to the Base Rent for the Premises.

(c) If the Building II Rent Commencement Date occurs on a day other than the first day of a calendar month, then the Building II Base Rent for the month in which the Building II Commencement Date occurs will be equal to the monthly installment amount specified above multiplied by a fraction, the numerator of which is the number of days in the period starting on the Building II Rent Commencement Date and ending on the last day of that month, and the denominator of which is the total number of days in that month.

(d) If the Building II Substantial Completion date and the tender of possession of the Building II Landlord Improvements does not occur by the following dates (each of which is subject to extension by one day for each day of Excused Delay):

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(i) the Building II Delivery Date, then Tenant will receive one day of free Building II Base Rent and payment by Landlord for, or reimbursement of all charges for the per diem cost of all utilities, Impositions and other operating costs for the Building II for each day of delay through 285 days after the Date of this Amendment;

(ii) 286 days after the Date of this Amendment, then Tenant will receive 2 days of free Building 11 Base Rent and payment by Landlord for, or reimbursement of, all charges for the per diem cost of all utilities, Impositions and other operating costs for the Building I! for each additional day of delay thereafter until 300 days after the Date of this Amendment; and

(iii) 301 days after the Date of this Amendment, then Tenant will receive 4 days of free Building II Base Rent and payment by Landlord for, or reimbursement of, all charges for the per diem cost of all utilities, Impositions and other operating costs for the Building II for each additional day of delay thereafter until 375 days after the Date of this Amendment; and

(iv) 376 days after the Date of this Amendment, then Tenant may, at its option, by giving notice to Landlord at any time thereafter until Landlord achieves substantial completion of the Landlord Improvements, either:

(A) elect to take over completion of the Building II Landlord Improvements, in which event Tenant shall be entitled to a credit against Building II Base Rent for all reasonable costs incurred by Tenant in completing the Building II Landlord Improvements; or

(B) require Landlord to complete the Building II Landlord Improvements and continue to allow free Building II Base Rent and expense payment (or reimbursement) to accrue as provided in Section 4(d)(iii) of this Amendment

5. Addition of Land. Landlord will, acquire by no later than May 25, 2007, an approximately 5.48 acre tract of land owned by ah affiliate of Landlord and more particularly described on Exhibit O attached to this Amendment (the Additional Land). All references to Land shall hereafter refer to both the parcel described on Exhibit B of the Lease and the Additional Land. Landlord hereby acknowledges that Tenant shall be allowed to utilize the Land to construct an additional number of parking spaces to service the Building and shall also be allowed to sublet such additional parking spaces to third parties on adjacent tracts.

6. Replat of Land. In order to complete Building II, Landlord will replat the Land. Tenant will cooperate with Landlord as necessary to replat the Land. Landlord will be responsible for any 2007 ad valorem taxes related to the Additional Land] and beginning 2008, in addition to Tenant’s existing liability for taxes under the Lease, Tenant will be responsible for all taxes related to the Premises including but not limited to the Additional Land.

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7. Expansion Option. The Expansion Option described in Section 12 of the Lease is deleted in its entirety.

8. Second Expansion Option. Tenant will have the following expansion option:

(a) If (i) Tenant is not in default beyond all applicable grace, notice and cure periods in respect of the performance of its obligations arising under the terms of the Lease, (ii) the Lease is in full force and effect in accordance with its terms, (iii) the Initial Term has not been terminated, (iv) the total stockholder equity of Guarantor is not less than $500 Million, and (v) Guarantor’s ratio of current assets to current liabilities is not less than 1.0 (taking into account available proceeds under any credit facility in place at the time in question), then Tenant has the option (the Second Expansion Option) to lease an addition to Building II (the Second Expansion) that Landlord will erect in order to enlarge the floor area of Building II. For purposes of calculating the Guarantor’s total stockholder equity and current ratio, its most recent published annual report or 10Q on file with the Securities and Exchange Commission - shall be used.

(b) If Tenant exercises the Second Expansion Option, the initial Term for the Premises will automatically be extended so that the initial Term with respect to the Premises and the Second Expansion are coterminous and last for 12 years from the Second Expansion Commencement Date (as defined below). Other than the Base Rent, the terms of this Lease with respect to the Premises during the balance of the 12-year term will remain as stated in the Lease. The Base Rent payable by Tenant with respect to the Premises will remain in effect until the Expiration Date for the Second Expansion, with the Annual Base Rent increasing by 6.12% on the first day of the 13th Lease Year (based in the initial Term) and on the first day of each succeeding fourth Lease Year (i.e., 16th, 20th, etc.).

(c) If Tenant exercises the Second Expansion Option for the Second Expansion which would exceed 50,000 rentable square feet, then:

(i) Landlord is not required to construct any Second Expansion if (x) the size of the Second Expansion would cause the expanded Premises not to comply with all applicable laws, ordinances, and codes, including, without limitation, parking code requirements, or (y) the expanded Premises is not, in Landlord’s sole opinion, marketable to a replacement tenant or tenants. If this Subsection 8(c)(0 of this Amendment is applicable, then Landlord shall promptly so notify Tenant. Notwithstanding the foregoing, if Landlord notifies Tenant that Subsection 8(c)(i) of this Amendment is applicable, then Tenant may notify Landlord within 10 business days after receipt of Landlord’s notice that Tenant elects to reduce the size of the Second Expansion to 50,000 rentable square feet or less and Landlord will proceed with the construction of the Second Expansion under this Section 8 of this Amendment.

(ii) If Subsection 8(c)0) of this Amendment is not applicable, then Landlord shall notify Tenant of the parking ratio which it will provide for such Second Expansion and the overall parking ratio for the Building, as expanded, and Tenant may elect to reduce the size of such Second Expansion after review of such parking ratios.

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(d) If Tenant exercises the Second Expansion Option by giving written notice of exercise to Landlord, then, subject to Subsection 8(c)(i) of this Amendment:

(i) The parties will promptly enter in good faith into an agreement (the Second Expansion Agreement) whereby (x) Landlord agrees to construct the Second Expansion within 12 months or less after the execution of such agreement, (y) the parties agree to increase the Base Rent for the Second Expansion in the manner as set forth in this Section 8 of this Amendment, payable during the period from the date Landlord substantially completes construction of the Second Expansion (the Second Expansion Commencement Date) and that ends at 11:59 p.m. (Dallas, Texas local time) on either the day prior to the 12th anniversary of the Second Expansion Commencement Date, if the Second Expansion Commencement Date occurs on the first day of a calendar month, or on the day prior to the 12th anniversary of the first day of the first full month following the calendar month in which the Second Expansion Commencement Date occurs, if the Second Expansion Commencement Date does not occur on the first day of a month, whichever is applicable (the Second Expansion Term).

(ii) Landlord shall construct the Second Expansion on the same terms as for the construction of the Landlord Improvements (except for Base .Rent as specified in this Section 8), granting Tenant the same Building II Tenant Allowances included in this transaction (on a per rentable square foot basis), except as otherwise specified in Exhibit N of the Amendment.

(iii) If Tenant exercises the Second Expansion, the Base Rent for the Second Expansion will be the amount determined by multiplying the Second Expansion Construction Costs by the sum of (A) the interest rate on 10 year U.S. Treasury Bills as of the Second Expansion Commencement Date plus (B) 400 basis points, with increases in Base Rent of 6.12% of the then applicable Base Rent occurring on the first day of each succeeding fourth Lease Year. Within 30 days following Landlord’s substantial completion of the construction of the Second Expansion, Landlord shall furnish to Tenant a detailed itemization of the costs by major construction trade (collectively, the Second Expansion Construction Costs) that Landlord incurred in connection with the design and construction of the Second Expansion and copies of invoices; statements, contracts, subcontracts, and other information that” Tenant may reasonably request in order to confirm the accuracy of Landlord’s itemization. Landlord and Tenant acknowledge that the Second Expansion Construction Costs will not include the cost of the land.

(iv) Landlord shall construct the Second Expansion in accordance with the Building II Outline Specifications and as specified in Section 2 of this Amendment for Building II. Landlord shall solicit bids from at least 3 contractors appearing on a list of contractors jointly developed and mutually approved by the parties. Landlord shall award the contract for the construction of the Second Expansion to the lowest qualified bidder, subject to Tenant’s approval, which will not be unreasonably withheld, conditioned, or delayed. Within 60 days after Tenant exercises the Second Expansion Option, Landlord ‘ shall provide Tenant with an estimate of the Second Expansion Construction Costs and a proposed construction schedule. If Tenant determines in its sole

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discretion that the cost to construct the Second Expansion is too high, or that the construction schedule is unacceptable, Tenant may elect to nullify its election to exercise the Second Expansion at any time prior to Tenant’s written approval of the construction budget for the Second Expansion. If, within 60 days after the estimate of Second Expansion Construction Costs and the construction schedule has been received by Tenant, Tenant fails either to approve the estimate of the Second Expansion Construction Costs and the construction schedule or to commence discussions with the Landlord to value engineer the estimate of Second Expansion Construction Costs and/or to refine the construction schedule, then Tenant shall be deemed to have nullified its election to exercise the Second Expansion Option.

(v) On or about the date that Landlord substantially completes the construction of the Second Expansion, Landlord will cause its architect to determine the rentable square footage of the Second Expansion (in accordance with BOMA ANSI Z65.1-1996, for a single tenant building), and the parties will promptly execute and deliver an amendment to this Lease that confirms the addition of the Second Expansion to the Premises, the Second Expansion Commencement Date, and the Base Rent that will be payable through the Expiration Date with respect to the Second Expansion and the Premises.

(vi) As a condition precedent to Landlord’s obligation to construct the Second Expansion, Guarantor shall confirm in writing to Landlord that its Lease Guaranty applies to Tenant’s lease obligations for the Second Expansion Premises (defined below) pursuant to the Second Expansion Agreement.

(vii) Landlord shall cause the Second Expansion to be constructed and substantially completed and the Second Expansion premises (the Second Expansion Premises) to be delivered to Tenant in broom clean condition in accordance with all applicable laws on or before 365 days from the execution and delivery of the Second Expansion Agreement. If substantial completion and tender of possession of the Second Expansion Premises to Tenant does not occur by the following dates, each of which is subject to extension by one day for each day of Excused Delays, but not more than 180 days in the aggregate for all Excused Delays, other than days of Tenant Delay which shall not be so limited:

(A) 365 days from the execution of the Second Expansion Amendment, then commencing on the Second Expansion Commencement Date, Tenant will receive one day of free Base Rent (for the Second Expansion Premises only) for each day of delay through the 425th day after the execution of the Second Expansion Amendment;

(B) the 426th day after the execution of the Second Expansion Amendment, then commencing on the Second Expansion Commencement Date Tenant will receive three days of free Base Rent (for the Second Expansion Premises only) for each day of delay thereafter; and

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(C) the 445th day after the execution of the Second Expansion Amendment, then Tenant may, at its option by giving notice to Landlord at any time thereafter until Landlord substantially completes the Second Expansion Premises, elect to take over completion of the Second Expansion in which event Tenant shall be entitled to a credit against Base Rent for all reasonable costs incurred by Tenant in completing the Second Expansion.

(e) In lieu of exercising the Second Expansion Option, Tenant may, at its sole cost and expense, elect to construct the Second Expansion Premises. If Tenant elects to construct the Second Expansion Premises, then:

(i) The design and construction plans for the Second Expansion Premises shall be subject to Landlord’s approval, not to be unreasonably withheld.

(ii) Tenant shall cause the Second Expansion Premises to be constructed in a good and workmanlike manner and in accordance with all applicable laws and the approved plans. Subsections 2(n),(o) and (p) of the Lease shall apply to the construction of the Second Expansion Premises by Tenant or its contractor(s).

(iii) On or about the date that Tenant substantially completes the construction of the Second Expansion Premises, Landlord will cause its architect to determine the rentable square footage of the expansion (in accordance with BOMA ANSI 265.1-1996 for a single tenant building).

(iv) The term of the Lease shall not be extended.

(v) Base Rent shall not be increased.

(vi) Tenant shall modify its property insurance to include builder’s risk insurance as reasonably required by Landlord.

(f) Upon completion and acceptance by Tenant of same, the Second Expansion Premises shall be deemed to be part of the Building and the Premises, and shall be owned by the Landlord.

9. Utilities. With respect to Building II, Tenant shall contract for and pay for all utilities and other services furnished to Building II commencing on the Building II Substantial . Completion date.

10. Insurance. With respect to Building II, commencing on the latter of (a) the Building II Substantial Completion date, or (b) delivery of the Building II Landlord Improvements to Tenant, and continuing for the balance of the Term, Tenant will comply with the insurance requirements in Section 16 of the Lease.

11. Landlord’s Warranties. Landlord represents and warrants that Landlord has full right and lawful authority to enter into and perform the Landlord’s obligations under this Lease for-the full term hereof and has good and indefeasible title to Land (and will obtain good and indefeasible title to the Additional Land prior to commencing construction of the Building II

SECOND AMENDMENT TO LEASE AGREEMENT	Page 12

Landlord Improvements) in fee simple, free and clear of all contracts, leases, tenancies, agreements, easements, restrictions upon use or occupancy or other restrictions, violations, mortgages and other liens, encumbrances or exceptions to title of any nature whatsoever affecting the Land (and Additional Land upon its acquisition), except for the matters specifically set forth on Exhibit K attached to the Lease and Exhibit K-2 attached to this Amendment.

12. Subordination, Attornment & Non-Disturbance. At Tenant’s request, Landlord shall deliver to Tenant a Subordination, Non-Disturbance and Attornment Agreement executed by the holder of any mortgage listed on Exhibit K or Exhibit K-2 in recordable form and approved by Tenant.

13. Compliance with Environmental Laws.

(a) Landlord warrants and represents to Tenant that, to Landlord’s knowledge, the Additional Land and the Building II Landlord Improvements are, and covenants that upon the Building II Rent Commencement Date will be, in full compliance with all Environmental Laws. Except as set forth in Section 13(c) of this Amendment, Landlord shall take at its expense all action necessary, including all remediation and clean up work, to ensure that the Building II Premises comply at all times with all Environmental Laws and that the Building II Premises are safe for use and occupancy at all times.

(b) Except as set forth in Section 13(c) of this Amendment, Landlord shall defend, indemnify and save Tenant and its directors, officers, agents, employees and contractors harmless from and against all claims, obligations, demands, actions, proceedings, judgments, losses, damages, liabilities, fines, penalties and expenses (including, without limitation, sums paid on settlement of claims, reasonable legal fees, and reasonable consultant and expert fees and expenses) that any one or more of them may sustain in connection with any failure of the Building II Landlord Improvements to comply with Environmental Laws or in connection with any environmental condition affecting the Building II Premises not caused by Tenant’s use and occupancy of the Building II Premises or the construction and maintenance of the Building II Tenant Improvements.

(c) Except as provided in Sections 13(a) and (b) above, Tenant shall timely comply at its cost and expense with all rules, requirements, orders, directives, ordinances and regulations applicable to Tenant’s use and occupancy of the Building II .Premises or the construction and maintenance of the Building II Tenant Improvements, including, without limitation, the Environmental Laws, and shall defend, indemnify and hold Landlord and its partners and their respective members, directors, officers, agents, employees, and contractors harmless from and against all claims, obligations, demands, actions, proceedings, judgments, losses, damages, liabilities, fines, penalties and expenses (including, without limitation, sums paid on settlement of claims, reasonable legal fees, and reasonable consultant and expert fees and expenses) that any one or more of them may sustain by virtue of any environmental condition that Tenant’s use and occupancy of the Building II Premises or the construction and maintenance of the Building II Tenant Improvements causes and the continued existence of which violates the Environmental Laws.

SECOND AMENDMENT TO LEASE AGREEMENT	Page 13

(d) Notwithstanding the foregoing apparently to the contrary, if any environmental condition encompassed within this Section 13 and not attributable to Tenant’s use and occupancy of the Building II Premises or the construction and maintenance of the Building II Tenant Improvements is not susceptible to being corrected within 180 days after the date of its discovery or if Landlord fails within 180 days after the date of its discovery to correct a condition that is susceptible to being corrected within that period of time, Tenant may terminate this Amendment by the delivery of written notice to Landlord at least 30 days in advance of the effective date of termination specified in that notice. Further, if the correction of any environmental condition not attributable to Tenant’s use and occupancy of the Building II Premises or the construction and maintenance of the Building II Tenant Improvements partially or totally impairs Tenant’s use of the Building II Premises, Tenant’s obligation to pay Building II Base Rent will abate during the period the corrective activity takes place in proportion to the diminished utility of the Building II Premises in the conduct of Tenant’s business.

(e) The indemnities of Landlord and Tenant contained in this Section 13 will hot extend to loss of business, lost rentals, diminution in property value, or incidental, indirect or consequential damages.

(f) The provisions of this Section 13 survive the expiration of the Term or the earlier termination of this Lease.

(g) Tenant shall not cause or permit any Hazardous Substances to be brought upon, kept or used in or about the Building II Premises or Building II, without the prior written consent of Landlord, which consent is in Landlord’s sole discretion; but Landlord’s consent is not required for the use at Building II of cleaning supplies, toner for photocopying machines, and other similar materials, in containers and quantities reasonably necessary for and consistent with normal ordinary use by Tenant at Building II.

14. Compliance with Public Accommodation Laws.

(a) Landlord warrants that, when constructed, the Building II Landlord Improvements will comply with all Public Accommodation .Laws, including, without limitation, the requirements of the Americans with Disabilities Act (42 U.S.C. § 12101) and all rules and regulations made on the basis of authority granted in that Act, and .covenants that the portions of the Building II Landlord Improvements, Landlord is required to maintain under Section 8(a) of the Lease will remain in compliance with all Public Accommodation Laws throughout the Term.

(b) Tenant warrants that, when constructed, the Building II Tenant Improvements will comply with all Public Accommodation Laws, and covenants that the Building II Tenant Improvements and all portions of the Building II Landlord Improvements Tenant is required to maintain under Section 8(c) of the Lease will remain in compliance with all Public Accommodation Laws throughout the Term.

(c) Landlord shall promptly complete any and all alterations, modifications or the-Building II Landlord Improvements, including, without limitation, remodeling, renovation, rehabilitation, reconstruction, changes or rearrangements in structure and changes or rearrangements in wall configuration or full-height partitions, that are or

SECOND AMENDMENT TO LEASE AGREEMENT	Page 14

become necessary with respect to the Building II Landlord Improvements in order to comply with all Public Accommodation Laws. Tenant shall promptly complete any and all alterations, modifications or the Building II Tenant Improvements, including, without limitation, remodeling, renovation, rehabilitation, reconstruction, changes or rearrangements in structure and changes or rearrangements in wall configuration or full-height partitions, that are or become necessary in order to comply with all Public Accommodation Laws with respect (i) to the Building II tenant Improvements for any reason or (ii) to the Building II Premises solely because of Tenant’s particular use of the Building II Premises.

(d) Landlord shall use commercially reasonable efforts to accomplish any and all alterations, modifications or improvements undertaken in accordance with this Section 14 in a manner that will not substantially interfere with Tenant’s use or possession of the Building II Premises.

15. Notice. Landlord’s addresses for notice as set forth in Section 35(j) of the Lease are deleted in its entirety and replaced with the following:

If to Landlord:

KDC-Regent I Investments, LP

8115 Preston Road, Suite 700

Dallas, Texas 75225

Attention: Scott Ozymy

With a copy to:

Munsch Hardt Kopf & Harr, PC

3800 Lincoln Plaza

500 N. Akard

Dallas, Texas 75201

Attention: David Coligado

Tenant’s address for notice is also deleted in its entirety and replaced with the following:

If to Tenant:

Epsilon Data Management, LLC

601 Edgewater Drive

Wakefield, Massachusetts 01880

Attention: Laura Marshall

With a copy to:

Epsilon Data Management, LLC

4301 Regent Boulevard Irving, Texas 75063

Attention: Sherry M. Jacques, VP, Legal Counsel

SECOND AMENDMENT TO LEASE AGREEMENT	Page 15

And with a copy to:

Alliance Data Systems Corporation

17655 Waterview Parkway Dallas, Texas 75252

Attention: General Counsel

16. Brokers. Each party represents to the other that the only broker used in connection with the Lease and Amendment is C.B. Richard Ellis, whose commission Landlord shall pay, pursuant to a separate written agreement. Each party shall defend and indemnify the other from and against any claims, demands and actions brought by any broker or other finder to recover a brokerage commission or any other damages on the basis of alleged dealings with the indemnifying party contrary to the foregoing representation.

17. Execution of Amendment. Except as expressly modified by this Amendment, the Lease is in full force and effect as originally written and all of the terms, covenants and conditions of the Lease are hereby ratified and confirmed and will remain in full force and effect. This Amendment may be executed in multiple counterparts, each of which shall constitute an original but when taken together constitute one and the same instrument. Facsimile signatures or digital images of signatures constitute originals for all purposes under this Amendment.

[Signature Page To Follow]

SECOND AMENDMENT TO LEASE AGREEMENT	Page 16

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

TENANT:

EPSILON DATA MANAGEMENT, LLC, a Delaware limited liability company
(formerly known as Epsilon Data Management, Inc., a Delaware corporation)

By:
Name:	Denise Parent
Title:	Vice President

LANDLORD:

KDC-REGENT I INVESTMENTS, LP, a Texas limited partnership

By:	KDC-Regent I Investments GP, LLC, a Texas limited liability company, its general partner

	By:	Koll Development Company I, L.P., a Delaware limited partnership, its sole member

		By:	SWV.LLC, a Delaware limited liability company, its general partner

			By:	Tobin C. Grove,
President

SECOND AMENDMENT TO LEASE AGREEMENT	Page 17

CONSENT OF GUARANTOR

By execution below, the undersigned consents to the terms of the foregoing Amendment and confirms that the Lease Guaranty executed May 12, 2005, executed by the undersigned for the benefit of Landlord remains in full force and effect and applies to all of Tenant’s obligations under the Lease as amended by the foregoing Amendment.

GUARANTOR:

ALLIANCE DATA SYSTEMS CORPORATION, a Delaware corporation

By:
Name:	Michael D. Kubic
Title :	Sr. Vice President, Corporate Controller and CAO

Consent of Guarantor

EXHIBIT K-2

ADDITIONAL TITLE EXCEPTIONS

1.	Easement granted by Regent Center, Ltd., to Texas Power & Light Company, filed 10/15/1986, recorded in Volume 86201, Page 3613, Deed Records of Dallas County, Texas.

2.	Easement granted by Regent Center, Ltd., to Texas Power & Light Company, filed 9/25/85, recorded in Volume 85188, Page 5589, Deed Records of Dallas County, Texas.

3.	Limited or lack of access to road or highway abutting subject property as set forth in . instrument filed 03/04/1974, recorded in Volume 75045, Page 62, Deed Records of Dallas County, Texas.

4.	Easements and other matters on the Preliminary/Final Plat of KDC-Epsilon Addition, Lot 1 and Lot 2, Block A, an Addition to the City of Irving, Dallas County, Texas, recorded in Volume 2005099, Page 00144, of the Plat Records of Dallas, County, Texas.

5.	Easements and other matters on the Replat of KDC-Epsilon Addition, Lot 1 and Lot 2, Block A, an Addition to the City of Irving, Dallas County, Texas, to be recorded in the Plat Records of Dallas, County, Texas.

6.	Grant of Perpetual Easements and Declaration of Restrictions granted by KDC-Regent II. Investments, L.P. in favor of Clear Channel Outdoor, Inc. dated April 3, 2007 and recorded under Clerk’s File Number 20070119612 of the Deed Records of Dallas County, Texas.

7.	Deed of Trust and Security Agreement executed by Landlord, as Grantor, in favor of Mark Crawford, Trustee, for the benefit of Guaranty Bank, as Beneficiary, and related loan documents evidencing a construction loan obtained by Landlord and encumbering the Land and Additional Land.

Exhibit K-2

EXHIBIT L

SITE PLAN, CORE PLAN AND ELEVATIONS FOR EXPANDED PREMISES

(see attached)

EXHIBIT L

EXHIBIT M

EXPANSION OUTLINE SPECIFICATIONS

(see attached)

EXHIBIT M

EXHIBIT N

BUILDING II TENANT ALLOWANCES

1.	Building II.

(a)	Landlord shall provide the following Building II Tenant Allowances to Tenant for Building II:

(i)	Tenant Finish Allowance	$1,877,500
(ii)	Interior Architectural Allowance	$262,850
(iii)	Moving Expenses	$150,200
(iv)	Phone/Data Cabling	$375,500
(v)	Security System	$99,883
(vi)	Tenant CM Fees	$150,200
(vii)	Architectural Test Fit	$11,265
(viii)	Signage	$10,000
(ix)	Flagpoles	$10,000
(x)	Plaza/Courtyard Allowance	$70,000
(xi)	Accepted Shell Changes Credit	$96,598
(xi)	Ad Valorem taxes Allowance	$39,565

	TOTAL:	$3,153,561

(b)	Tenant, in its sole discretion, may reallocate the Building Tenant Allowances among the line items specified above, but the aggregate total of the Building II Tenant Allowances may not exceed $3,056,963, however, if the Building Square Footage Certificate indicates that the Building II is more or less than 75,100 rentable square feet, the following Building II Tenant Allowances will be adjusted as follows:

(i)	Tenant Finish Allowance	$25 psf
(ii)	Interior Architectural Allowance	$3.50 psf
(iii)	Moving Expenses	$2 psf
(iv)	Phone/Date Cabling	$5 psf
(v)	Security System	$1.33 psf
(vi)	Tenant CM Fees	$2 psf
(vii)	Architectural Test Fit	$0.15 psf

(c)	Tenant shall submit draws against the Building II Tenant Allowances to Landlord no later than the 5th day of each calendar month for expenses incurred by Tenant during the prior calendar month. Each draw must include copies of receipts, invoices, and other backup materials reasonably satisfactory to Landlord to confirm the expenses for which Tenant is requesting payment. Landlord may inspect, audit, and copy Tenant’s books and records related to the Building II Tenant Allowances at Tenant’s home office any time during Tenant’s normal business hours upon at least 48 hours prior written notice. Tenant shall retain its books and records related to the Building II Tenant Allowances at its home office for at least 2 years after final completion of the Building II Tenant improvements.

EXHIBIT N

(d)	For the portions of each draw representing payments for Building II Tenant Improvements:

(i)	The draw must include conditional partial lien releases in a form reasonably approved by Landlord from Tenant’s contractor and subcontractors for the payments being requested by the contractor and each subcontractor in the current draw and unconditional partial lien releases in a form reasonably approved by Landlord from Tenant’s contractor and subcontractors for the amounts paid by Landlord under the prior draw.

(ii)	Landlord may retain 10% of the amount of each draw representing payments for Building II Tenant Improvements until 30 days after final completion of the Building II Tenant Improvements. Tenant must provide Landlord conditional final lien releases in a form reasonably approved by Landlord from Tenant’s contractor and subcontractors in order to receive the retainage held by Landlord in connection with the Building II Tenant Improvements.

(e)	Landlord shall fund the amount of each draw reasonably approved by Landlord within 20 days after receipt by Landlord of the invoices and other backup materials reasonably requested by Landlord; but Landlord may disapprove and withhold funding of any draw requested by Tenant if:

(i)	the draw or any applicable backup information is not complete to Landlord’s reasonable satisfaction;

(ii)	any mechanics’ or materialmen’s lien or other lien has been filed against the Land or the Building by any of Tenant’s contractors, subcontractors, laborers, suppliers, or others, or Landlord has received any notice from any of them indicating an intent to file any such lien, and Tenant has not bonded around the lien or otherwise posted security with Landlord reasonably satisfactory to Landlord related thereto; or

(iii)	An Event of Default has occurred under the Lease and is continuing, either at the time of submission or funding of the draw.

(f)	If Tenant elects not to use all of the Building II Tenant Allowances, Tenant may elect to receive a reduction in the annual Building II Base Rent based on .the aggregate amount of any unused Building II Tenant Allowances by giving written notice specifying its election to Landlord no later than 45 days after final completion of the Building II Tenant Improvements The reduction will be in an amount equal to $8,002.50 for each $100,000 of unused Building II Tenant Allowances (or pro rata portion thereof on a proportionate basis). If there are unused Building II Tenant Allowances and Tenant timely notifies Landlord that Tenant elects to receive a reduction in the annual Building II- Base Rent, then Landlord shall promptly prepare, execute, and deliver to Tenant an appropriate amendment to the Lease specifying the annual Base Rent adjustment determined by Landlord under this Paragraph. Tenant shall promptly execute the amendment and return it to Landlord. If Tenant does not use all of the Building II Tenant Allowances within 45 days after the Building II Rent Commencement Date, then any unused balance of the Building II Tenant Allowances shall be applied against Base Rent or additional rent.

EXHIBIT N

2.	Second Expansion Option.

If Tenant exercises the Second Expansion Option under Section 8 of this Amendment, Landlord will provide Tenant with the following Building II Tenant Allowances (on a PSF basis):

(i)	Tenant Finish Allowance	$25.00 psf
(ii)	Space Planning	$3.50 psf
(iii)	Phone / Data Cabling	$5.00 psf
(iv)	Tenant CM Fees	$2.00 psf

	Total-	$35.50 psf

The above amounts will increase 1.5% per year commencing one year after the Building II Rent Commencement Date.

EXHIBIT N

EXHIBIT O

LEGAL DESCRIPTION OF ADDITIONAL LAND

Being a 5.48 acres tract of land situated in the Cordelia Bowen, Abstract No. 56 in the City of Irving, Dallas County, Texas and being all of Lot 2, Block A, KDC-EPSILON Addition, an addition to the City of Irving according to the plat thereof recorded in Volume 2005099, Page 144, Map Records, Dallas county, Texas and being a portion of that certain 141.5131 tract of land conveyed to The Travelers Insurance Company by deed as recorded in Volume 91244, Page 4044, Deed Records, Dallas County, Texas, and being more particularly described as follows:

Beginning at a  1/2 inch iron rod for corner at the southwestly line of Interstate Highway 635 (L.B.J. Freeway) (a variable width right of way), same point being the most northerly corner of said 141.5131 The Travelers Insurance Company Tract, same point being the east corner of a tract of land conveyed to Ray Ruth Hunt and H.L. Hunt by deed as recorded in Volume 89010, Page 4699, Deed Records, Dallas County, Texas, same point also being the north corner of said Lot 2, Block A;

Thence South 35 degrees 44 minutes 40 seconds East, along the southwesterly line of said Interstate Highway 635 (L.B.J. Freeway), a distance of 476.99 feet to a  1/2 inch from rod found for corner, said point being the east corner of said Lot 2, Block A and being the north corner of Lot 1, Block A, KDC-EPSILON Addition, an addition to the City of Irving, according to the plat thereof recorded in Volume 2005099, Page 144, Map Records, Dallas County, Texas;

Thence South 54 degrees 15 minutes 20 seconds West, departing southwesterly line of said Interstate Highway 635 (L.B.J. Freeway) and along the common line of said Lot 1 and Lot 2, said point being the south corner of said Lot 1 and the west corner of said Lot 2, said point being in the northerly line of Regent Boulevard (a 100 foot right of way) according to the plat thereof recorded in Volume 85244, Page 3298, Map Records, Dallas County, Texas;

Thence North 35 degrees 44 minutes 40 seconds West, along the northerly line of said Regent Boulevard, a distance of 476.99 feet to a  1/2 inch iron rod found for corner, said point being the south corner of said Ray Ruth Hunt and H.L. Hunt tract and being the west corner of said Lot 2;

Thence North 54 degrees 15 minutes 20 seconds east, departing northerly line of said Regent Boulevard, a distance of 500.00 feet to the Point of Beginning and containing 238,497 square feet or 5.48 acres of computed land.